EXHIBIT 10.1

                CONFIDENTIAL TREATMENT HAS BEEN REQUESTED
                    FOR THE PORTIONS OF THIS EXHIBIT.
             CONFIDENTIAL PORTIONS ARE INDICATED BY BRACKETS.


                   MARKETING AND DISTRIBUTION AGREEMENT


        This Agreement, effective as of this 1st day of October, 1997, by and between CAS MEDICAL SYSTEMS, INC., a Delaware corporation with its principal place of business at 21 Business Park Drive, Branford, Connecticut 06405 ("CAS") and GRAPHIC CONTROLS CORPORATION, a New York corporation with its principal place of business at 189 Rensselaer Street, Buffalo, New York 14240 ("Graphic Controls").

                                 RECITALS

WHEREAS,     CAS manufactures and sells medical devices and equipment,
including without limitation certain devices and equipment used in connection with the provision of neonatal medical care;

WHEREAS,     Graphic Controls markets and distributes medical devices to national purchasers, including devices and equipment used in connection with neonatal medical care;

WHEREAS, CAS has agreed to manufacture and supply and Graphic Controls has agreed to market and distribute CAS' neonatal products listed on Schedule A, attached hereto (the "Products"), to certain national accounts of Graphic Controls listed on Schedule B, attached hereto and the hospital and other members thereof (the "Specified Accounts").

NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

1. Appointment and Scope.

   CAS appoints Graphic Controls as the non-exclusive marketer and distributor for the Products solely to the Specified Accounts. The territory in which Graphic Controls shall market and distribute the Products to the Specified Accounts shall be the United States (the "Territory").

2. Term.

   [ ]


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3.    Manufacture and Sale By CAS.

      3.1 Manufacture and Sale By CAS. CAS shall manufacture and sell to Graphic Controls and Graphic Controls shall order and purchase from CAS the Products at the prices set forth on
             Schedule A, attached hereto.   CAS shall notify Graphic
             Controls before making any material changes to the labeling, artwork or packaging used in connection with the Products.

      3.2    Quality.

             (a) CAS agrees to manufacture and distribute the Products in accordance with all applicable Good Manufacturing Practices, the requirements of the Food and Drug Administration (the "FDA"), and all federal, state and local laws, rules and regulations. CAS shall maintain an effective quality control system for the design, manufacture and distribution of the Products. CAS shall notify Graphic Controls of any changes to any Product that may affect the safety or efficacy of such Product. For "Medical Devices" (as defined under the U.S. Food and Drug and Cosmetic Act), CAS shall provide Graphic Controls with the information listed on Schedule C, attached hereto. All such information shall be considered Confidential to the extent provided for in
                  Section 7.1.

             (b) The Products shall be qualified in accordance with the Graphic Controls' "Purchase Product Qualification Procedure Documents," attached hereto as Exhibit A.

      3.3    Prices.  [ ]

      3.4    [ ]


4.    Marketing and Sale By Graphic Controls.

      Graphic Controls shall market, distribute and sell the Products solely to the Specified Accounts. In marketing, distributing and selling the Products and in its contracts with the Specified Accounts, Graphic Controls shall, at all times, promote CAS' reputation and goodwill, reference each Product's trademark(s) and indicate that such Product is manufactured and the trademarks are owned by CAS. Graphic Controls shall use its best efforts to sell the Products to the Specified Accounts and each of the members thereunder and to increase the compliance of the members of the Specified Accounts. No Specified Account shall be added to this Agreement except by written agreement signed by both parties.
      Graphic Controls shall be responsible for working with the materials management departments of each member of a Specified Account for conversion and contract compliance as well as the distribution relationship with each member of a Specified Account, including without limitation, stocking and shipment of the Products and the issuance and collection of invoices. CAS shall provide Graphic Controls with reasonable service and sales support during CAS' normal business hours.


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5.    Orders, Warehousing, and Terms and Conditions of Sale.

      5.1 Orders. Beginning as of the effective date of this Agreement and continuing for six (6) months thereafter, each order for Products ("Order") placed by Graphic Controls shall be submitted to CAS not less than eight (8) weeks prior to the requested shipment date in such a format and containing such information as may be mutually agreed upon by the parties. After such six (6) month period, each Order shall be submitted to CAS not less than four (4) weeks prior to the requested shipment date.

      5.2

      5.3 Warehousing. CAS shall, when necessary, warehouse all of the Products it manufactures prior to shipment to Graphic Controls at no cost to Graphic Controls. Graphic Controls shall be responsible for the warehousing of all Products shipped by CAS to Graphic Controls at no cost to CAS. Warehousing conditions shall be such that the quality and appearance of the Products is not adversely affected and the safety and efficacy of the Products is not impaired.

      5.4 Shipping. Products shall be shipped to Graphic Controls F.O.B. CAS. After the first six (6) months of the Initial Term, CAS shall ship the Products no later than four (4) weeks after the date CAS receives an Order. In the event that the Products require special shipping, handling, storage, security and safety, CAS shall notify Graphic Controls of such requirements.
             Shipments will be made in exact order quantities unless
            otherwise agreed to in writing by the parties. Graphic Controls' acceptance of a shipment does not imply acceptance of the entire lot. Graphic Controls shall notify CAS of discrepancies in shipment or pricing within thirty (30) days following receipt of invoice. Subject to applicable lead times set forth herein, if CAS anticipates, at the time it receives an Order, that it will be unable to deliver a Product by the requested shipment date, CAS will promptly request consent from Graphic Controls to an extension of time for shipment, which
            consent shall not be unreasonably withheld.   If CAS does not
            make such request, Graphic Controls may cancel the Order without any liability to Graphic Controls. Any premium freight charges, required by any late shipment, are CAS' responsibility.

      5.5   Product Marking and Packaging.

            (a) Marking. If applicable, CAS will mark either a lot code or a serial number on any Product or packaging and document the procedure to allow for ease in traceability.
                   If applicable, CAS shall also mark the expiration date
                  on each Product.  CAS shall notify Graphic Controls of
                  the procedure detailing the assignment and control of this process.


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            (b)   Packaging.  CAS shall use its standard packaging and
                  labels with all of the Products. Such packaging and labels shall comply with applicable requirements of common carriers. Graphic Controls may request CAS' consent to modifications or additions to such standard packaging and labels (e.g. bar codes), which consent shall not be unreasonably withheld. Any such modifications or additions to the packaging and labels shall be made by CAS at the sole expense of Graphic Controls. Any material damage to any Products not packaged as such, will be charged to CAS, provided such packaging is not altered or modified by Graphic Controls or a third party prior to shipment to a member hospital of a Specified Account.

      5.6 Payment Terms. Contemporaneously with the delivery of the Products pursuant to an Order, CAS will invoice Graphic Controls for the total price of such Products and corresponding freight charges with CAS' standard discount option (1.0% 10 day/net 30). Graphic Controls will pay the amount invoiced within thirty (30) days of receipt of invoice. Interest shall accrue on all past due invoices at the lesser of: (a) 1.5% per month (or any part thereof), or (b) at the highest rate allowed by U.S. law. Invoices shall be mailed to Accounts Payable,
            Attention: Diane Wetzel, Graphic Controls Corporation, P.O. Box 1271, Buffalo, NY 14240. All invoices shall contain reference to applicable purchase order number, CAS part numbers, Graphic Controls' part numbers, quantity, price and date shipped.

      5.7 Other Terms and Conditions. Except as provided in this Agreement, all purchases hereunder shall be subject to CAS' then current standard written terms and conditions as set forth in Exhibit B, attached hereto. Where such terms and conditions conflict in any way with any terms and conditions contained in this Agreement, the terms and conditions of this Agreement shall prevail.

6.    Trademarks

      Graphic Controls acknowledges that any goodwill or other benefit arising from the prior use or continued use in the future of any CAS trademarks has inured and will continue to solely inure to the benefit of CAS. Neither Graphic Controls, any affiliates or any of their directors, officers, employees or agents shall at any time, either during the term of this Agreement or at any time hereafter, directly or indirectly contest, or aid others in contesting, or do anything which might impair the validity of, any or all of the CAS trademarks or the exclusive use thereof by CAS. Graphic Controls shall not remove or otherwise impair any CAS trademarks displayed on the packages and labels of the Products. Graphic Controls shall not acquire any right to or under any trademark, patent, copyright, design, goodwill or other intellectual property rights of CAS. If any such rights should become vested in Graphic Controls by operation of law or otherwise, Graphic Controls agrees that it will, on CAS' request, forthwith assign any or all such rights to CAS. Graphic Controls shall immediately notify CAS of any unauthorized use of CAS' trademarks and any adverse uses of marks which are confusingly similar to any CAS trademarks.


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7.    Confidential Information.

      7.1 Nondisclosure. Each party agrees not to disclose to any third party or to use any information obtained from the other party concerning the Products (including their design, manufacture and operation) and the business, operations, intellectual property or financial status of the other party (including without limitation, sales forecasts, customer information, manufacturing processes, orders and financial statements), without the prior written consent of the other party, except
            (i) information generally available to the public without breach of this Agreement, (ii) information developed independently by the receiving party, (iii) information obtained from a third party not under any obligation of nondisclosure, and (iv) information required to be disclosed by law or governmental regulation; provided, however, that before making any use or disclosure in reliance on (iv), the party that intends to use or disclose such information shall give at least fifteen (15) days prior written notice to the other party specifying the circumstances giving rise thereto. Each party shall protect all information received from the other party and marked as "Confidential" in a manner similar to the protection it provides to its own confidential information. Each party shall make commercially reasonable efforts to insure that all affiliates as well as directors, officers, employees, agents and representatives of the party and its affiliates comply with this section 7.1. To the extent possible, each party shall disclose the information obtained from the other party to only those directors, officers, employees and agents that have a need to know and that have agreed to be bound by the terms of this section 7.1. In the event of the termination or expiration of this Agreement, each party agrees to return or destroy all information received from the other party that is marked as "Confidential," and each party shall certify in writing that it has complied with this obligation.

      7.2 Equitable Relief. Either party may obtain permanent and preliminary injunctive or other equitable relief to remedy an actual or threatened unauthorized disclosure of confidential information, or any unauthorized use of such party's proprietary rights. Both parties agree that such unauthorized disclosure or use of such information or proprietary rights will cause injury that cannot adequately be compensated through money damages. Both parties agree to the entry of an order for equitable remedies in the event of the unauthorized disclosure or use of such confidential information or proprietary rights or the design and specifications of the Products by the other party. The remedies afforded the parties in this section 7.2 are cumulative and in addition to those provided by law or equity.

8.    Noncompetition.

      Except for those goods and products which Graphic Controls is marketing, selling and distributing on the effective date of this Agreement as set forth in Schedule D, attached hereto, Graphic Controls represents and warrants that it does not currently market


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      neonatal medical care products and that it shall not, or permit any person or entity affiliated with it to, directly or indirectly, market, distribute or sell any goods orproducts that are the same or similar to or competitive with the Products, without CAS' prior written consent. Except as permitted by the preceding sentence of this Section 8 and to the extent permitted by law, during the term of this Agreement, Graphic Controls shall not manufacture or sell in the Territory any goods or products that are the same or similar to or competitive with the Products, acquire the right to market, distribute, or license any such goods or products within the Territory, or take any action that is adverse to CAS' interests, Products, market, goodwill or reputation; provided, however, that if Graphic Controls acquires the business or product line of any third party which sells products which are similar to or competitive with the Products, which are not already listed on Schedule D ("Acquisition"), Graphic Controls shall not be in violation of this Agreement by virtue of such Acquisition or continuing the sale of such products. In the event of any such Acquisition, CAS shall have the right to terminate this Agreement upon six (6) months prior notice to Graphic Controls. Graphic Controls represents and warrants to CAS that it has no other actual or potential conflicts of interests with CAS nor with its obligations under this Agreement and it shall avoid any such other conflicts during the term of this Agreement.

9.    Publicity.

      Without limiting the confidentiality or nondisclosure provisions of this Agreement or any purchase order, sales contract, or other document, either party may, with the prior consent of the other party, advertise or publish the fact that Graphic Controls has sold or has contracted to sell the Products pursuant to this Agreement.

10.   Right of Inspection.

      10.1 By Graphic Controls. Graphic Controls, or an authorized representative or agent of Graphic Controls, may, upon five (5) business days advance notice to CAS and during CAS' normal business hours, conduct inspections of CAS' nonproprietary facilities and/or Product audits, to insure that the Product specifications are being met and that CAS continues to maintain an effective quality control system, provided that such inspections may not be conducted more than twice in any twelve
            (12) month period commencing on the effective date of this Agreement. When requested by Graphic Controls, CAS will provide a "Certificate of Compliance," for each shipment. CAS shall inform Graphic Controls of any Product recall, market withdrawal, stock recovery, or any field corrective action of Products supplied to Graphic Controls. If Graphic Controls requests corrective action as a result of an inspection or incident, CAS shall respond (acknowledgement is sufficient) within three (3) business days.

      10.2 By CAS. CAS, or an authorized representative or agent of CAS, may, upon five (5) business days advance notice to Graphic Controls and during Graphic Controls' normal business hours, conduct inspections of Graphic Controls' facilities, to insure that storage and distribution requirements are being met regarding the safety and efficacy of the Products, provided that such inspections may not be conducted more than twice in any twelve (12) month period commencing on the effective date ofthis Agreement. Graphic Controls shall inform CAS of any Product recall, market withdrawal, stock recovery, or any field corrective action of CAS products. If CAS requests corrective action as a result of an inspection or incident, Graphic Controls shall respond (acknowledgement is sufficient) within three (3) business days.

      10.3 By the FDA. In the event that an agency or branch of the federal government, which is seeking to purchase the Products from Graphic Controls, requests an inspection by the FDA of the manufacturing facilities and records relative to the Products, CAS will permit such an inspection, provided that it receives reasonable prior notice and that the inspection is conducted during CAS' normal business hours. Graphic Controls also agrees to any FDA inspections of its facilities and records.

      10.4 Product Action and Costs. Graphic Controls may initiate or direct a Product recall, market withdrawal, stock recovery or other field corrective action of the Products ("Product Action"), provided it has given CAS written notice of its intent to initiate or direct such Product Action no later than 48 hours prior to the initiation or directing of such Product Action. In the event that CAS agrees to indemnify Graphic Controls in full for all direct costs associated with any Product Action, Graphic Controls shall not initiate or direct any such Product Action. In the event that CAS does not agree to provide Graphic Controls with full indemnification and Graphic Controls initiates or directs such Product Action, CAS shall pay or reimburse Graphic Controls no more than fifty (50%) percent of all direct out-of-pocket costs and expenses, (excluding lost profits, lost sales or other consequential damages as set forth in Section 12.3), incurred by Graphic Controls in connection with any Product Action, except if, and to the extent that, the negligence or action of Graphic Controls with respect to the storage, marketing, distribution, sale and shipment of Products shall give rise to the Product Action.

      10.5 FDA Product Action and Costs. In the event the United States Food and Drug Administration ("FDA") initiates or directs a Product recall, market withdrawal, stock recovery or other field corrective action of the Products ("FDA Product Action"), CAS agrees to indemnify Graphic Controls in full for all direct costs associated with any such FDA Product Action unless, and to the extent that, the negligence or action of Graphic Controls with respect to the storage, marketing, distribution, sale and shipment of Products gave rise to the FDA Product Action.



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11.   Books and Records.

      11.1 Maintenance of Books and Records. While this Agreement is in effect, both parties will maintain accurate records and accounts from which their respective obligations to the other hereunder may be determined.

      11.2 Graphic Controls' Reports. Within thirty (30) days after the end of each month during the term of this Agreement, Graphic Controls shall provide CAS with such reports as CAS may reasonably request including a sales and inventory report with respect to the period showing:

            (i) the quantities of each Product sold by Graphic Controls during the period.

            (ii) the quantities of each Product remaining in Graphic Controls' inventory at the end of the period.

           (iii)the hospital purchases during the period, indicating the name and address of the hospital, type of Products purchased, quantity of Products purchased and revenues received by Graphic Controls as a result of such purchases.

12.   Warranty.

      12.1 Warranty. CAS warrants that the Products will be free from defects in materials and workmanship upon initial application only. Any Products which fail to conform with CAS' Product specifications are considered defective. Graphic Controls has
            no obligation to pay for any defective Products.   Any Product
            defective in material or workmanship will be repaired or replaced at no charge to Graphic Controls. The obligation of CAS hereunder shall be limited solely to repair or replacement of defective Products and shall be conditioned upon receipt by CAS of written notice of any alleged defects or deficiency promptly after discovery by Graphic Controls. CAS shall have no obligation to repair or replace Products damaged by misuse by Graphic Controls or a third party or failure of Graphic Controls or a third party to provide appropriate customary storage and maintenance.


      12.2  Limitation of Warranty.  THE LIMITED WARRANTY EXPRESSED IN
            SECTION 12.1 ABOVE IS IN LIEU OF ALL OTHER WARRANTIES EITHER EXPRESS OR IMPLIED, WHETHER ARISING BY STATUTE, CUSTOM, TRADE, OR OTHERWISE, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

      12.3 Limitation of Damages and Remedies. IN NO EVENT SHALL CAS BE LIABLE FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL, DIRECT OR INDIRECT DAMAGES INCLUDING BUT NOT LIMITED TO LOST REVENUES, PROFITS, BUSINESS OR ANTICIPATED SAVINGS, HOWEVER CAUSED AND



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            WHETHER ARISING UNDER CONTRACT, TORT OR OTHER THEORY OF
            LIABILITY. CAS SHALL NOT BE LIABLE FOR ANY DAMAGES IN EXCESS OF THE PAYMENTS CAS RECEIVED IN CONNECTION WITH THE SALE OF THE PRODUCTS. THE LIMITATIONS SET FORTH IN THIS SECTION 12.3 SHALL IN NO WAY LIMIT THE REPAIR OR REPLACE REMEDIES EXPRESSLY SPECIFIED IN SECTION 12.1 OF THIS AGREEMENT, SUBJECT TO SECTION
            15.1 HEREOF.

      12.4 Return of Products. Products may be returned to CAS for only the following reasons: (a) CAS Order entry error and (b) defective Product. Any returns due to Order entry error by CAS shall be handled in accordance with CAS' returned goods policy set forth in Exhibit B. Graphic Controls shall immediately notify CAS upon discovery of a defective Product. Graphic Controls will accumulate defective Products discovered by Graphic Controls or any member of a Specified Account. Disposition of the defective Product will be arranged between CAS and Graphic Controls. CAS shall pay directly or reimburse Graphic Controls for all costs associated with defective Products, including premium freight charges incurred to ship the returned defective Products or the replacement Products, if mutually agreed to be necessary. If a member of a Specified Account discovers a Product defect, CAS shall be responsible for the costs of such defective Product and correcting such defect.

13.  Termination.

      13.1 Termination in the Event of Default. In addition to each party's ability to terminate this Agreement in accordance with
            Section 2 of this Agreement and with CAS' ability to terminate in accordance with Section 3.4(a) of this Agreement, either party may terminate this Agreement upon the occurrence of any Event of Default, in accordance with the terms of Section 13.2.

      13.2  Events of Default.

            The following are "Events of Default" hereunder:

            (a) Except as provided in subsection (b) below, a party commits any material breach of any of the obligations or agreements on its part contained in this Agreement, provided (i) the defaulting party shall have ninety (90) days to cure such breach after receipt of written notice thereof, or, if such default is not of the type susceptible to being cured with diligent effort within ninety (90) days, then within a reasonable time period and provided the defaulting party commences promptly and proceeds diligently to cure such default within such ninety (90) day period.

            (b) Notwithstanding the foregoing subsection (a), there shall be no opportunity to cure for any breach of either party's obligations under Sections 6, 7 and 8, and in the



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                  event of any such breach, termination shall be effective
                  immediately upon receipt of the nonbreaching party's notice to the other.

            (c) This Agreement shall terminate immediately upon either party ceasing to conduct its business, or making an involuntary assignment of all or a material portion of its assets or its business for the benefit of its creditors, or if a trustee, receiver or administrator is appointed to administer or conduct its assets or business affairs, or if it is adjudged in any legal proceedings to be bankrupt, or if any insolvency proceedings are commenced against it.

      13.3 Effect of Termination. In the event of termination of this Agreement for any reason, in addition to any other obligations contained herein:

            (a) Graphic Controls shall immediately stop selling, advertising and distributing the Products, except as provided in subsection (c) below, and it shall notify all Specified Accounts of such termination;

            (b) Graphic Controls shall furnish CAS with a list of any orders placed by member hospitals of the Specified Accounts for the Products and accepted by Graphic Controls prior to such termination date. Such list will be furnished within ten (10) days after the termination date.

            (c) Graphic Controls shall have the right to fill all such orders from its existing inventory of the Products:

                  (i)   for sixty (60) days following such termination
                        date;   and

                  (ii) as to the balance or any of Graphic Controls' inventory of the Products after such orders have been filled, CAS shall have the option to buy the whole or any part thereof from Graphic Controls at Graphic Controls' cost or market value, whichever is lower; and

                  (iii) if CAS fails to exercise such option within ten
                        (10) days after receiving written notice of Graphic Controls having filled all such orders, Graphic Controls shall be free to sell any of its existing inventory of the Products. After such inventory is sold, Graphic Controls shall have no further right to sell any of the Products.




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14.   Meetings.

      The parties agree to meet at least four times per year, at dates and times and in places mutually agreed upon, to discuss any issues that have arisen, including without limitation, progress in the sales of the Products to Specified Accounts, the addition of new accounts and the potential for international sales and distribution of the Products. Each party shall bear its respective costs incurred to attend such meetings.

15.   Indemnification.

      15.1 Indemnification. CAS agrees, at its sole expense, to defend, indemnify and hold Graphic Controls (its affiliates, and their directors, officers and employees) harmless from and against all costs (including reasonable attorneys' fees) and liabilities in connection with any claim, suit or action for
            (a) infringement of any U.S. trademarks, patents, copyrights, or other proprietary rights associated with the marketing or sale of the Products by Graphic Controls; (b) CAS' failure to comply with all federal, state or local laws and regulations relating the manufacture and distribution of the Products; (c) a Product's failure to comply with any applicable federal, state or local laws or regulations; and (d) personal injury or property damage resulting from the use of a Product, provided Graphic Controls promptly notifies CAS in writing of any such claim, suit or action and cooperates in the defense thereof, provided further CAS shall have no obligation to Graphic Controls for such costs and liabilities relating to representations and warranties made by Graphic Controls (its affiliates and their directors, officers and employees) in connection with the marketing, distribution and sale of the Products, which exceed or differ from the representations and warranties made by CAS with respect to the Products or any tortious act(s) committed by Graphic Controls (its affiliates and their directors, officers, employees and authorized agents). Graphic Controls shall have the right to be represented in any suit or action by advisory counsel of Graphic Controls' selection at Graphic Controls' expense. CAS shall control the defense of any such suit or action and has the exclusive authority to settle, terminate or defend same, provided that any such settlement or termination does not directly and adversely impact Graphic Controls' trademarks, patents, or copyrights. CAS may, in its sole discretion, modify any infringing Product so as to make it non-infringing or substitute another product for such infringing Product, so long as there is no degradation to the safety or efficacy of the Products.

      15.2 Insurance. Each party shall obtain and maintain during the Initial Term and any extensions, as well as for a period of three (3) years after termination of this Agreement, sufficient insurance, and in particular product liability insurance and contractual liability insurance (including the indemnification referred to in Section 15.1 above), with appropriate policy


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            limits to cover all reasonable risks associated with the
            performance of its obligations under this Agreement. Each party agrees to name the other as a loss payee, as its interests may appear, on all insurance policies contemplated by this Agreement and that all policies shall require thirty (30) days prior notice to the other party of cancellation. Each party shall provide a Certificate of Insurance as written evidence to the other of such coverage.

16.   General Provisions

      16.1 Notices. All notices and communications required by this Agreement shall be in writing and shall be either delivered by hand or by facsimile, or mailed, postage prepaid, by overnight service, or certified or registered mail, return receipt requested, to the addresses listed below:

            If to CAS:

            CAS Medical Systems, Inc.
            21 Business Park Drive
            Branford, CT 06405
            Attn: Susan Carron
            Facsimile (203) 488-9438

            If to Graphic Controls:

            Graphic Controls Corporation
            189 Rensselaer Street
            Buffalo, NY 14240
            Attn: Deborah Monaco Wojciechowski
            Facsimile: (716) 849-6404

            Any such notice or communication shall be effective upon receipt. Either party may change its address by giving thirty
            (30) days written notice of such change to the other party as provided above.

      16.2 Titles and Headings. The titles and headings included in this Agreement are inserted for convenience only and shall not be deemed to be a part of this Agreement, or considered in construing this Agreement.

      16.3 Force Majeure. If the performance or observance by either party of any of its obligations under this Agreement is prevented or hindered, or any failure on the part of either party to perform or observe its obligations is caused, by government restrictions, fire, strike, or any other event or cause outside the reasonable control of such party, then such failure shall not constitute a breach of this Agreement, provided that the party seeking to be excused shall notify the other party of the beginning and end of any event of force majeure, and shall make every reasonable effort to minimize the consequences of such event.

      16.4 Severability. If any provision of this Agreement is found by any competent authority to be invalid, illegal, or unenforceable in any respect for any reason, the validity, legality, and enforceability of any such provision in every other respect and the remainder of this Agreement shall continue in effect so long as it still expresses the intent of the parties. If the intent of the parties cannot thereby be preserved, the parties agree to substitute a legally valid agreement to meet the same economic and technical objectives of this Agreement.

      16.5 Remedies. All rights and remedies of the parties hereunder shall be in addition to all other legal and equitable rights and remedies belonging to them and the same shall be deemed to be cumulative and not in lieu of such other legal and equitable rights and remedies.

      16.6 Waiver. The failure of any party to enforce any provision of this Agreement or exercise any right granted hereby shall not be construed to be a waiver of such provision or right nor shall it affect the validity of this Agreement or any part thereof, nor limit, prevent, or impair in any way the right of any party subsequently to enforce such provisions or to exercise such right in accordance with its terms.

      16.7 Compliance with Laws. The parties shall, during the term of this Agreement, conduct their business in a highly ethical manner and in accordance with all federal, state, and local statutes, laws, regulations and customs of the United States, including without limitation the requirements of the United States anti-trust laws, the United States Export Administration Regulations, the United States Foreign Corrupt Practices Act, the North American Free Trade Agreement and the United States Anti-Boycott Regulations, as amended during the term of this Agreement and as they apply to the parties' activities under this Agreement.

      16.8 Assignment. Neither party may assign or sub-contract any of its rights, obligations and interests under this Agreement without the prior written consent of the other party, provided that either party may assign this Agreement to any entity acquiring all or substantially all of such party's assets.

      16.9 Entire Understanding; Amendment. This Agreement forms the entire understanding of the parties hereto with respect to the subject matters described herein, and supersedes all previous agreements, written or oral, and all previous and contemporaneous discussions. The terms of this Agreement may only be amended in writing signed by both parties.

      16.10 No Third Party Beneficiaries. This Agreement shall be construed to be for the benefit of and be binding upon the parties only, and shall confer no right or benefit to any other person or entity.

      16.11 Independent Contractor. Graphic Controls is an independent contractor. Nothing in this Agreement shall constitute the parties as joint venturers, partners, employees, agents or legal representatives of each other. Each party expressly acknowledges that it has no power or authority to create any obligation for the other.

      16.12 Effect of Termination; Survival of Certain Provisions. The termination of this Agreement shall not affect any right or claim that shall or may have accrued or arisen prior thereto. The provisions of Sections 6, 7, 13, 15 and 16 shall survive termination of this Agreement.

      16.13 Choice of Law. This Agreement shall be construed in accordance with the laws of the State of Connecticut without regard to its conflicts of laws principles.

      16.14 Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement shall be settled by arbitration, in accordance with the Commercial Rules of the American Arbitration Association, by a sole arbitrator. The place of any arbitration shall be New Haven, Connecticut. Any judgment upon the reward rendered by the arbitrator may be entered by any court having competent jurisdiction thereof.



IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representative as of the day and year first written above.


CAS MEDICAL SYSTEMS, INC.


By:/s/ Louis P. Scheps
       Name: Louis P. Scheps
       Title: President & CEO


GRAPHIC CONTROLS CORPORATION


By:/s/ Jeffrey A. Blair
       Name: Jeffrey A. Blair
       Title: Vice President & COO

                                 SCHEDULE A

                                CAS Products



[  ]

                                 SCHEDULE B

                            Specified Accounts*


[  ]

                                SCHEDULE C

                        Medical Device Information

CAS shall provide Graphic Controls with the following information for Products which are classified as Medical Devices, by the Food and Drug Administration ("FDA") under the U.S. Food and Drug and Cosmetic Act:

1)    Proof of facility registration with the FDA;

2)    Medical Device Classification;

3)    Copies of existing 510k Approval to Market Notifications;

4) Copies of clinical trials or evaluations which support the safety and efficacy of the Products;

5) All information regarding the Products for which there is a reportable incident during the term of this Agreement under the Medical Device Reporting Regulation of December 13, 1984, including all reports sent to the FDA;

6) For sterilized Products, if any, certificate of sterilization with each shipment of an Order; and

7)    Statement of latex in Products.

                                 SCHEDULE D



        Competing Products Currently Distributed by Graphic Controls


ECL 4103 - Meditrace
ECL 4105 - Meditrace
ECL BRS-50-K - Medicotest
ECL NF-50-K - Medicotest
ECL BR-50-K - Medicotest


<PAGE
                                 EXHIBIT A



   Graphic Controls' Purchase Product Qualification Procedure Documents*


      1)     Supplier Quality Survey

      2)     North American Free Trade Agreement Certificate of Origin

      3)     Supplier Profile

      4)     Requirements and Expectations For Purchased Products


* The terms and conditions contained in these documents are subject to mutual agreement by the parties.

                                EXHIBIT B


                    CAS Standard Terms and Conditions



ORDER ENTRY
All orders are subject to acceptance by shipment or otherwise by CAS and should be addressed as follows:
                         CAS Medical Systems, Inc.
                         21 Business Park Drive
                         Branford, CT  06405

ORDERING INFORMATION
All items are to be ordered by catalog numbers. Ordering information may be obtained from CAS Customer Service at (800) 227-4414 or (203) 488-6056. Orders may also be sent by FAX: (203) 488-9438.

PAYMENT TERMS
1%-10 Days, Net 30 Days. A carrying charge will be assessed on late payments at the rate of 1-1/2% per month (18% per annum).

SHIPPING TERMS
FOB Branford, CT. Buyer is expected to file all claims for damage or lost shipments. CAS will select an appropriate method of shipment.

RETURNED GOODS POLICY
Approval (and a Return Goods Authorization number) must be obtained from CAS Medical Systems, Inc. prior to return of unopened merchandise. Unauthorized returns will not be accepted and will be returned to sender at his expense. Returns other than for warranty reasons must be prepaid and are made at the senders risk. Only items on the current price list will be considered for credit. All credit will be issued based on original net purchase price. All returned goods are subject to a 25% restocking charge.

The expiration date for gel products, including Klear-Trace (Registered) Electrodes, NeoGuard (Registered) Reflectors and NeoGuard Limboard (Registered) Arm Boards, is the lot number stamped on the package. Only product with at least 6 months remaining before the expiration date (at the time it is received at CAS) will be accepted for return. All requests for an RGA number must include the lot number. No RGA will be issued without an approved lot number.